Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-31737, No. 333-66305, and No. 333-115591) on Form S-8 of New Hampshire Thrift Bancshares, Inc. and Subsidiaries of our report dated March 26, 2010 with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, cash flows and comprehensive income, for each of the years in the three-year period ended December 31, 2009 which report appears in the Annual Report on Form 10-K for the year ended December 31, 2009 of New Hampshire Thrift Bancshares, Inc.

/s/ Shatswell, MacLeod & Company, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 26, 2010